Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Announces Early HSR Clearance for Collaboration with Hospira

SAN DIEGO, March 23, 2014 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics including high value and difficult to manufacture proteins, announced today that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with the exclusive collaboration agreement executed by the company on February 9, 2014 with Hospira, Inc. to develop and commercialize, PF582, Pfenex’s biosimilar product candidate to Genentech’s LUCENTIS® (ranibizumab injection).

With the early termination of the applicable waiting period under the HSR Act, the collaboration agreement with Hospira is effective as of March 19, 2015 and the $51 million initial payment under the collaboration agreement is due to the company on or before the fifth business day following HSR clearance.

Additional details regarding the collaboration can be found in Pfenex’s Form 8-K filed with the Securities and Exchange Commission on February 10, 2015.

Pfenex has used, and intends to continue to use, its Investor Relations website (http://pfenex.investorroom.com), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit (http://pfenex.investorroom.com).

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

Investor Relations contact:

Westwicke Partners, LLC

Robert H. Uhl

Managing Director

(858) 356-5932

robert.uhl@westwicke.com